Exhibit 10.2

STATE OF CONNECTICUT INSURANCE DEPARTMENT

IN THE MATTER OF:	)
)
HILB ROGAL & HOBBS	)
Company	)	Docket No.: MC05-90
and	)
HILB ROGAL & HOBBS of	)
Connecticut, LLC	)

STIPULATION AND CONSENT ORDER

It is hereby stipulated and agreed between the Insurance Commissioner of the State of Connecticut (the “Commissioner”), Hilb Rogal & Hobbs Company and Hilb Rogal & Hobbs of Connecticut, LLC (collectively referred to as the “Respondents”) to wit:

ARTICLE I

WHEREAS, the Commissioner in cooperation with the Attorney General has conducted an investigation into the market conduct and insurance practices of the Respondents;

WHEREAS, pursuant to such investigation, the Commissioner is contemplating commencing an administrative action against the Respondents and, in that respect, she is prepared to allege the following:

1.

Hilb Rogal & Hobbs Company is the parent company of Hilb Rogal & Hobbs of Connecticut, LLC (referred to as “HRH-CT”), an entity currently licensed as an insurance producer, license number 001061083, by the State of Connecticut Insurance Department, hereinafter referred to as “Department.” HRH-CT conducts business in Connecticut and operates as the Connecticut subsidiary of Hilb Rogal & Hobbs Company through an office located at 10 State House Square, Hartford, Connecticut.

2.

HRH-CT shared compensation, commissions or other valuable consideration with Women’s Health USA, Inc. (“WHUSA”) in connection with, and as an inducement for, the sale of professional liability insurance policies notwithstanding that HRH-CT knew or should have known that it was illegal for licensed producers to (a) share compensation relating to the sale, solicitation or negotiation of insurance in this state with unlicensed persons prior to September 1, 2002; and (b) pay or allow, or offer to pay or allow, as inducement to insurance, any rebate of premium payable on insurance policies or any other valuable consideration not specified in the policy itself.

www.ct.gov/cid

P.O. Box 816 Hartford, CT 06142-0816

An Equal Opportunity Employer

3.

HRH-CT breached its duty of good faith and fair dealing by failing to timely disclose to WHUSA, an entity acting as a third party administrator for a physicians’ group residing in Connecticut, the nature and extent of the compensation that the Respondents were receiving from insurers in connection with the placement of professional liability insurance for such group.

4.

HRH-CT failed to have in place practices and procedures to prevent a certain HRH-CT employee from engaging in a pattern of conduct designed and calculated to deceive and mislead a certain insurance client by deliberately misrepresenting the true amount of compensation that the Respondents would receive from insurers for the placement of the client’s professional liability policy and, in that respect, misrepresented that: (a) certain of the premiums quoted to such customer were net of commissions when in fact the premium amounts included substantial commissions; and (b) in order to gain the client’s accounts HRH-CT was willing to forego any compensation from the client and possibly receive no compensation at all for the work performed on the client’s behalf when in fact that employee knew that the premium quoted included adequate compensation for the efforts to be expended by HRH-CT on the account.

5.

Certain HRH-CT employees engaged in a pattern of conduct designed to conceal certain rebate payments to WHUSA by generating one or more written contracts with WHUSA for fictitious services rendered or to be rendered to the Respondents by WHUSA.

6.

The conduct as described above is in violation of former Section 38a-706 of the Connecticut General Statutes and of Sections 38a-815, 38a-816 and 38a-825 of the Connecticut General Statutes, and 38a-819-1 et seq. of the Regulations of Connecticut State Agencies, and constitutes cause, pursuant to Sections 38a-702k, 38a-774, 38a-817 and 38a-818 of the General Statutes, for the suspension or revocation of insurance licenses issued by the Department and/or for the imposition of fines.

ARTICLE II

WHEREAS, the Respondents voluntarily brought to the attention of the Commissioner and of the Attorney General the facts that form the basis of the allegations contained in Article I of this Stipulation and Consent Order (“Stipulation”);

WHEREAS, the employment of the individuals responsible for the actions forming the basis of the Commissioner’s allegations has been terminated;

WHEREAS, the Respondents neither admit nor deny the allegations contained in Paragraphs one through six, inclusive, of Article I of this Stipulation, and enter into this Stipulation prior to the Commissioner commencing any administrative proceedings, or entering any findings of fact or conclusions of law relating to the Commissioner’s and the Attorney General’s investigation;

WHEREAS, the Respondents have been cooperating, and will continue to cooperate, with the Commissioner’s and the Attorney General’s investigation;

WHEREAS, in an effort to avoid the expenses and uncertainty of litigation and/or an administrative proceeding, the Respondents, without admitting or denying the allegations contemplated by the Commissioner, agree to voluntarily waive:

a. any right to a hearing;

b. any requirement that the Commissioner’s decision contain a statement of findings of fact and conclusions of law; and

c. any and all rights to object to or challenge before the Commissioner or in any judicial proceedings any aspect, provision or requirement of this Stipulation.

WHEREAS, in an effort to avoid the expense and uncertainty of litigation and/or an administrative proceeding, the Respondents, without admitting or denying the allegations contemplated by the Commissioner, agree to the following:

a. To pay to the Department an administrative fine in the amount of two hundred and fifty thousand dollars ($250,000.00) upon execution of this Stipulation;

b. For a period of three years from the date of execution of this Stipulation, to provide the Commissioner with quarterly reports detailing HRH-CT’s insurance activities in Connecticut, including information about insurance business written, consumer complaints received and any improper personnel conduct relating to the issues outlined herein;

c. To undertake certain reform measures, as outlined by the terms of an agreement between Hilb Rogal & Hobbs Company, the Commissioner and the Attorney General dated this day, which are designed to identify and prevent the kind of activity that constitutes the basis of the allegations contained in Article I of this Stipulation;

d. That the Respondents shall not directly or indirectly engage or attempt to engage in violations of the Connecticut Unfair Insurance Practices Act, General Statutes §§ 38a-815 et seq. or of the conditions of this Stipulation;

e. That nothing in this Stipulation shall relieve the Respondents’ obligations imposed by any applicable state insurance law or regulation;

f. That should the Respondents violate the Connecticut Unfair Insurance Practices Act or any condition of this Stipulation, the Commissioner shall commence immediate administrative proceedings to impose administrative sanctions, up to and including revoking their insurance licenses in Connecticut, and in that respect the Commissioner may take into account the allegations contemplated in this Stipulation;

WHEREAS, the Commissioner will cease any and all proceedings or other administrative action related to the matters stated herein contemplated against the Respondents as of the date of execution of this Stipulation.

WHEREAS, it is understood and agreed that this Stipulation represents a compromise of disputed claims and is not to be construed as an admission of liability on the part of Respondents, nor is it intended to be used for any other purpose;

WHEREAS, this Stipulation shall not be construed as limiting, curtailing, preempting, restricting or otherwise modifying any rights of third parties in connection with the Respondents’ activities alleged herein.

NOW THEREFORE, upon consent of the parties, it is hereby agreed and ordered:

1. That the Commissioner has jurisdiction over the Respondents and over the subject matter of this administrative proceeding;

2. That the Respondents shall pay to the Department an administrative fine in the amount of $250,000.00 upon execution of this Stipulation;

3. That the Respondents shall provide the Commissioner with quarterly reports outlining HRH-CT’s insurance activities in Connecticut for a period of three years from the date of execution of this Stipulation;

4. That, should the Respondents violate the Connecticut Unfair Insurance Practices Act or any condition of this Stipulation, the Commissioner may take immediate regulatory action to impose administrative sanctions, up to and including revocation of the Respondents’ Connecticut insurance licenses if warranted, and in that respect the Commissioner may take into account the allegations contemplated in this Stipulation.

Consented and agreed to this 31st day of August, 2005.

HILB ROGAL & HOBBS COMPANY and

HILB ROGAL AND HOBBS OF CONNECTICUT, LLC

By:	/s/ Martin L. Vanghan III
Martin L. Vanghan III
Chairman & CEO, HRH
Vice President, HRH-CT

SO ORDERED on this 31st day of August, 2005 at Hartford, CT

SUSAN F. COGSWELL

/s/ Susan F. Cogswell

Insurance Commissioner

State of Connecticut